UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2006

LIQUIDMETAL TECHNOLOGIES, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-31332	33-0264467
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

25800 Commercentre Dr., Suite 100
Lake Forest, CA 92630
(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (949) 206-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 1.01.  Entry Into a Material Definitive Agreement.

On March 21, 2006, Liquidmetal Technologies, Inc. (the “Company”) entered into an Amendment to Settlement Agreement (the “Settlement Amendment”) with Innometal Co., Ltd., formerly known as Growell Metal Co., Ltd. (“Innometal”). As described in a Form 8-K filed by the Company on January 15, 2004, the Company previously entered into a Settlement Agreement with Innometal on January 10, 2004 in satisfaction and settlement of certain outstanding accounts receivable and potential claims between Innometal and the Company (the “Original Settlement Agreement”). As a part of the Original Settlement Agreement, the Company at the time purchased from Innometal certain equipment and materials inventory for a purchase price of approximately 5.8 billion Korean Won (approximately U.S. $5.9 million based on March 2006 exchange rates), of which approximately 2.4 billion Korean Won (approximately U.S. $2.5 million based on March 2006 exchange rates) was satisfied at the time of the Original Settlement Agreement. As provided in the Original Settlement Agreement, the remaining purchase price balance of approximately 3.4 billion Korean Won (approximately U.S.$3.4 million based on March 2006 exchange rates) became payable by the Company on or before December 31, 2004 in cash or in Company common stock (as determined by the Company). Prior to the Settlement Amendment, the remaining balance of the purchase price had not yet been satisfied.

Under the Settlement Amendment, the Company and Innometal have agreed that the Company’s remaining obligation under the Settlement Agreement will be fully satisfied through the issuance to Innometal of 1,700,000 shares of Company common stock (i.e., an effective acquisition price of $2.01 per share), and the Company intends to issue these shares to Innometal immediately. The shares are being issued to Innometal in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Specifically, the shares are being issued by virtue of Section 4(2) of the Securities Act in that the issuance did not involve a public offering, Innometal has adequate access to information about the Company, and appropriate restrictive legends will be affixed to all certificates representing the shares issued to Innometal. The shares received by Innometal under the Settlement Amendment will be “restricted securities” within the meaning of Rule 144 under the Securities Act, and Innometal has not been granted any registration rights by the Company with respect to such shares.

As an inducement for Innometal to enter into the Settlement Amendment, James Kang, a director and founder of the Company, has entered into a buy-sell agreement with Innometal whereby Mr. Kang has agreed to personally purchase from Innometal, and Innometal has agreed to sell to Mr. Kang, the 1,700,000 shares issued to Innometal under the Settlement Amendment, with such purchase and sale to take place on October 31, 2006. The aggregate purchase price for the shares payable by Mr. Kang under this buy-sell agreement will be approximately 2.8 billion Korean Won (approximately U.S. $2.8 million based on March 2006 exchange rates). In order to secure his obligations under the buy-sell agreement, Mr. Kang has pledged to Innometal 500,000 shares of the Company common stock currently held by him. Mr. Kang will receive no consideration from the Company in connection with his entering into this buy-sell agreement, and Mr. Kang will not have any registration rights with respect to the shares purchased under the buy-sell agreement.

In addition to the foregoing, the Settlement Amendment provides for mutual releases between Innometal and the Company and acknowledges that, following the above-described share issuance, the Company will have no further obligations under the Original Settlement Agreement.

Item 3.02.  Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.
By: /s/ Ricardo A. Salas
Ricardo A. Salas
President and Chief Executive Officer

Date: March 22, 2006

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